                            SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Security Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-12

                            VITA FOOD PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)      Title of each class of securities to which transaction applies:

                ---------------------------------------------------------------

        2)      Aggregate number of securities to which transaction applies:

                ---------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                ---------------------------------------------------------------

        4)      Proposed maximum aggregate value of transaction:

                ---------------------------------------------------------------

        5)      Total fee paid:

                ---------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

                ---------------------------------------------------------------

        2)      Form, Schedule or Registration Statement No.:

                ---------------------------------------------------------------

        3)      Filing Party:

                ---------------------------------------------------------------

        4)      Date Filed:

                ---------------------------------------------------------------

                            VITA FOOD PRODUCTS, INC.
                              2222 WEST LAKE STREET
                             CHICAGO, ILLINOIS 60612

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Vita Food Products, Inc.

         The Annual Meeting (the "MEETING") of Stockholders of Vita Food Products, Inc., a Nevada corporation (the "COMPANY"), will be held on May 14, 2003 at 9:00 a.m., local time, at the offices of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., 191 North Wacker Drive, Suite 1800, Chicago, Illinois 60606 for the following purposes, as more fully described in the accompanying Proxy Statement:

         1. To elect ten (10) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

         2. To ratify the selection by the Board of Directors of BDO Seidman, LLP as the Company's independent certified public accountants for 2003.

         3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Holders of record of the Company's Common Stock at the close of business on April 7, 2003, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Meeting or any adjournment thereof, also as more fully described in the Proxy Statement.

         All stockholders are cordially invited to attend the Meeting. Those who cannot are urged to sign, date and otherwise complete the enclosed proxy and return it in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

                                        For the Board of Directors,


                                        Stephen D. Rubin
                                        Chairman of the Board


Chicago, Illinois
April 24, 2003

                            VITA FOOD PRODUCTS, INC.
                              2222 WEST LAKE STREET
                             CHICAGO, ILLINOIS 60612

                                 ---------------

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 14, 2003

         The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Vita Food Products, Inc., a Nevada corporation (the "COMPANY"), to be held on May 14, 2003, and any adjournments thereof (the "MEETING"), for the purposes stated in the attached Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to stockholders beginning on or about April 24, 2003.

                               GENERAL INFORMATION

SOLICITATION OF PROXIES

         A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Solicitation will be made by mail, and may also be made by telephone or facsimile by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy solicitation material to beneficial owners of the Company's Common Stock.

AUTHORITY CONFERRED BY PROXIES

         The shares represented by proxies duly executed and returned by stockholders and received by the Company before the Meeting will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted: (1) FOR the election of all nominee directors specified herein; and (2) FOR the ratification of the selection of BDO Seidman, LLP as independent certified public accountants. As to the other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and are officers of the Company.

REVOCABILITY OF PROXIES

         Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or
(iii) attendance at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

VOTING SECURITIES AND RECORD DATE

         The Company's voting securities consist of one class of Common Stock, par value $0.01 per share (the "COMMON STOCK"), and one class of Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK"). The Company had 3,777,895 outstanding shares of Common Stock and no shares of Preferred Stock outstanding as of the close of business on April 7, 2003 (the "RECORD DATE"). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of a majority of the shares of Common Stock outstanding on the Record Date, either in person or by proxy, will constitute a quorum.

         Directors are elected by a plurality vote of shares present at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention and a broker non-vote will have the same effect as a vote "against" the proposal except for director elections, with respect to which abstentions and broker non-votes will have no effect.

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information, as of February 28, 2003, with respect to each executive officer or director of the Company.

NAME                                                   AGE                  TITLE
----                                                   ---                  -----
Stephen D. Rubin.................................       63     President and Chairman of the Board
Clark L. Feldman..................................      68     Executive Vice President, Secretary and Director
Clifford K. Bolen...................................    45     Senior Vice President and Chief Financial Officer
Terry W. Hess......................................     45     Chief Executive Officer of Vita Specialty Foods, Inc.
                                                               and Director
Robert J. Budd.....................................     56     President of Vita Specialty Foods, Inc. and Director
Michael Horn........................................    66     Director
Neal Jansen........................................     65     Director
Steven A. Rothstein...............................      51     Director
Jeffrey C. Rubenstein............................       61     Director
John C. Seramur..................................       60     Director
Joel D. Spungin....................................     65     Director
Paul R. Lederer....................................     63     Director Nominee


         The following biographical information is provided, as of February 28, 2003, with respect to the sole executive officer named in the management table, who is not a director nominee for election.

         CLIFFORD K. BOLEN was promoted to Senior Vice President and Chief Financial Officer of the Company in March 2003. Mr. Bolen joined the Company in November 2000 as Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Bolen was Vice President of Operations for The Northwestern Corp, a leading manufacturer of vending machines from 1998 to 2000, and Vice President of Gummed Papers of America L.P., a wholesale distributor of label paper products from 1994 to 1998. Mr. Bolen's experience includes roles in executive management as CFO and Controller for manufacturing, food processing, real estate syndication and management, and wholesale distribution firms. In addition, Mr. Bolen has eight years of public accounting experience and received his CPA certification in 1987. Mr. Bolen has a B.S. in management from the Illinois Institute of Technology and a M.B.A. from The University of Chicago.

SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

         The following table sets forth information as of February 28, 2003, with respect to the beneficial ownership of the Company's outstanding shares of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, and each Named Executive Officer (as defined under "Compensation of Executive Officers") and all the directors and executive officers of the Company as a group.

                                                        SHARES BENEFICIALLY OWNED
                                                       ---------------------------
NAME OF BENEFICIAL OWNER (1)                            NUMBER (2)      PERCENT
----------------------------------------------------   ------------   ------------
Stephen D. Rubin ...................................      1,225,742           32.4%
Clark L. Feldman ...................................        653,103           17.3
Sam Gorenstein (3) .................................        460,707           12.2
J.B.F. Enterprises (4) .............................        436,783           11.6
James Rubin (5) ....................................        269,370            7.1
Jeffrey C. Rubenstein (6) ..........................        110,239            2.9
John C. Seramur (7) ................................         60,000            1.6
Neal Jansen (8) ....................................         32,000              *
Michael Horn (9) ...................................         21,000              *
Joel D. Spungin (10) ...............................         15,500              *
Terry W. Hess (11) .................................         15,370              *
Clifford K. Bolen (12) .............................         14,000              *
Steven A. Rothstein (13) ...........................          6,500              *
Robert J. Budd (14) ................................              0              *
All directors and executive officers as a group
   (11 persons) (15) ...............................      2,153,454           55.6%

*        Less than 1% of the outstanding shares of Common Stock.

(1) The address of each of the executive officers and directors, unless noted otherwise in the footnotes, is c/o Vita Food Products, Inc., 2222 West Lake Street, Chicago, Illinois 60612.

(2) Includes, when applicable, shares owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control, or power of disposition.

(3) Includes 436,783 shares of Common Stock held by J.B.F. Enterprises, an Illinois general partnership ("J.B.F."), which are also listed as being beneficially owned by J.B.F. Mr. Sam Gorenstein and his brother, David Gorenstein, are general partners of J.B.F. The address of Mr. Sam Gorenstein is 6770 North Lincoln Avenue, Suite 200, Lincolnwood, Illinois 60046.

(4) Mr. Sam Gorenstein and Mr. David Gorenstein, the brother of Mr. Sam Gorenstein, are partners of J.B.F. The address of J.B.F. is 900 Skokie Blvd, Suite 108, Northbrook, Illinois 60062. These shares are also included in the number of shares beneficially owned by Mr. Sam Gorenstein.

(5) James Rubin is the brother of Stephen D. Rubin. The address of James Rubin is 719 Sycamore Lane, Glencoe, Illinois 60022.

(6) Mr. Rubenstein's address is 191 North Wacker Drive, Suite 1800, Chicago, Illinois 60606. Includes shares of Common Stock issuable upon exercise of options to purchase 19,000 shares of Common Stock.

(7) Mr. Seramur's address is 260 Barefoot Beach, PH4, Bonita Springs, Florida 34134. Includes shares of Common Stock issuable upon exercise of options to purchase 10,000 shares of Common Stock.

(8) Mr. Jansen's address is 6216 St. Albans Circle, Edina, Minnesota 55439. Includes shares of Common Stock issuable upon exercise of options to purchase 19,000 shares of Common Stock.

(9) Mr. Horn's address is 1408 Shannon, Green Bay, Wisconsin 54304. Includes shares of Common Stock issuable upon exercise of options to purchase 14,000 shares of Common Stock.

(10) Mr. Spungin's address is 3041 Burgundy Drive N, Palm Beach Gardens, Florida 33410. Includes shares of Common Stock issuable upon exercise of options to purchase 10,000 shares of Common Stock.

(11)     Mr. Hess's address is 717 Corning Way, Martinsburg, West Virginia
         25401.

(12)     Represents shares of Common Stock issuable upon exercise of options.

(13) Mr. Rothstein's address is Box 2273, Loop Station, Chicago, Illinois 60690. Represents shares of Common Stock issuable upon exercise of options.

(14)     Mr. Budd's address is 3264 McCall Drive, Atlanta, Georgia 30340.

(15) Includes shares of Common Stock issuable upon exercise of options to purchase 92,500 shares of Common Stock.

PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The By-Laws of the Company currently provide that the Board of Directors shall consist of at least six directors to be elected at the annual meeting of stockholders to hold office until the next annual meeting or until their successors are elected and qualified. The Board of Directors currently has 10 members. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the 10 nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees are currently members of the Company's Board of Directors with the exception of Paul R. Lederer who is not currently a director. Joel D. Spungin, whose term of office as a director expires at the Meeting, is retiring from the Board of Directors at the Meeting and not standing for re-election. The proxies cannot be voted for a greater number of persons than the number of nominees named. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cause such votes is included in the proxy.

NOMINEES

         The Nominating Committee of the Board of Directors has nominated the following individuals for election, all of whom are currently directors with the exception of Paul R. Lederer who is not currently a director:

         STEPHEN D. RUBIN has served as a director, President and Chairman of the Board of the Company since 1982. Mr. Rubin is responsible for the overall operations of the Company with an emphasis on production, finance and quality control. Previously, Mr. Rubin was the owner and chief operating officer of several other companies which included food, manufacturing and industrial companies. Mr. Rubin received a B.B.A. from the University of Wisconsin and a J.D. from the University of Wisconsin Law School.

         CLARK L. FELDMAN has served as a director and Executive Vice President and Secretary of the Company since 1982. Mr. Feldman has an extensive background in strategic financial planning and marketing and is responsible for all sales personnel, including brokers. Mr. Feldman received a B.S. from Indiana University.

         TERRY W. HESS has served as a director of the Company since July 2001, when the Company acquired Virginia Honey Company, Inc. ("Virginia Honey"). He also served as President of Virginia Honey from its acquisition by the Company in July 2001 until its merger into Vita Specialty Foods, Inc., a wholly owned subsidiary of the Company ("Vita Specialty Foods"), in November 2002. Prior to July 2001, Mr. Hess was President/Owner and a director of Virginia Honey since October 1997. Mr. Hess is currently the Chief Executive Officer, responsible for the overall operations, of Vita Specialty Foods with an emphasis on sales and production. Prior to his purchase of Virginia Honey, Mr. Hess had an extensive background in banking for 18 years, where he was Senior Vice President of One Valley Bank, responsible for nine offices and a 60 million dollar consumer loan portfolio. Mr. Hess is on the United Way Board, American Cancer Board and is a director of Centra Bank, a privately held entity. Mr. Hess attended Shepherd College in Shepherdstown, WV and Louisiana State University Graduate School of Banking.

         ROBERT J. BUDD has served as a director of the Company since November 2002 and was previously President/Owner of The Halifax Group, Inc. ("Halifax") since 1983, until the Company acquired Halifax in November 2002. Mr. Budd is currently the President, responsible for the brand management and product development, of Vita Specialty Foods. Prior to founding Halifax in 1983, Mr. Budd had a varied career in the electrical industry for 13 years. He was Vice President of RTE International, a wholly owned subsidiary of RTE Corporation of Waukesha, WI, in charge of operations and sales of the RTE international business. Prior to this position, he was Executive Vice President of Homac Mfg. of Ormond Beach, FL. Mr. Budd graduated from Northeastern University with a BS in Electrical Engineering.

         MICHAEL HORN has served as a director of the Company since April 1983. For the past eight years, Mr. Horn, as the largest shareholder of Save More Foods Supermarkets and a significant shareholder of Performance Foods of Wisconsin, Inc., has acted in a management advisory role to both companies. Prior to that Mr. Horn was president of the Green Bay Division of Super Value Stores, Inc., a national grocery food wholesaler and distributor. Mr. Horn currently is a managing partner with HMH Development of Green Bay, Wisconsin. Mr. Horn is also a Vice President and a director on the Executive Committee of the Green Bay Packer Hall of Fame. Mr. Horn has a B.A. in business from the University of Minnesota at Duluth.

         NEAL JANSEN has served as a director of the Company since April 1983. Mr. Jansen has been CEO and Chairman of the Board of Lettieri's, Inc., a manufacturer of authentic Italian foods, since 2002. Mr. Jansen has served as CEO and Chairman of Farm Fresh Catfish Company from 1997 to 2000. From 1990 to 1996, he served as President and CEO of Pies, Inc. and was a major shareholder until it was sold to Flowers Industries in 1991. Prior to 1986 he was President of Gordon Fleming and Associates, a food brokerage company in Minnesota, and a Senior Vice President of Red Owl Stores, Inc., a large Midwestern supermarket chain. Mr. Jansen received a B.A. from St. Norbert College and an M.B.A. from Michigan State University.

         STEVEN A. ROTHSTEIN has served as a director of the Company since May 1, 1997. Mr. Rothstein currently is a consultant to Olympic Cascade Financial Corp. and National Securities Corporation. He is currently a director of Gateway Data Science Corporation. Mr. Rothstein was Chairman of the Board of National Securities Corporation, a securities broker-dealer, from 1995 to 2001. He was Chairman of the Board of Olympic Cascade Financial Corp. and he was a director of SigmaTron International, Inc., both of which are publicly held companies. Mr. Rothstein has a B.A. from Brown University in Providence, Rhode Island.

         JEFFREY C. RUBENSTEIN has served as Director of the Company since September 1986. Since 1991, Mr. Rubenstein has been a senior principal in the law firm of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., an Illinois professional corporation, which is counsel to the Company. Mr. Rubenstein is a Director of Home Products International, Inc., a publicly held company, and a number of privately held firms. Mr. Rubenstein has a B.A. from the University of Michigan, a J.D. from the University of Michigan Law School, and an L.L.M. from the John Marshall Law School.

         JOHN C. SERAMUR has served as Director of the Company since May 2000. Mr. Seramur is retired. From 1965-1997, he served as President and CEO of First Financial Corporation or one of its predecessor companies, which merged with Associated Banc Corp., a bank holding company. He is director and Vice Chairman of Associated Bank Corp. Mr. Seramur has a B.S. in business administration from Marquette University.

         PAUL R. LEDERER, Director Nominee, retired in October 1998 from his position as Executive Vice President of Worldwide Aftermarket of Federal-Mogul Corporation, which he held beginning in February 1998. Prior to that he served as President and Chief Operating Officer of Fel-Pro from November 1994 to February 1998, when it was acquired by Federal-Mogul Corporation. Mr. Lederer is presently a director of the following companies: R & B, Inc., O'Reilly Automotive, Icarz.com, Maximus, Inc. and Trans-Pro, Inc. and serves as a member of the advisory boards of the following companies: Richco, Inc. and The Wine Discount Center. Mr. Lederer has a B.A. from University of Illinois and a J.D. from Northwestern University School of Law and attended the Northwestern University Kellogg Graduate Business School of Management.

COMMITTEES AND ATTENDANCE

         The Board of Directors met five times during the year ended December 31, 2002. Each of the directors attended at least 80% of the meetings of the Board of Directors and of each committee of the Board of Directors held, of which he was a member, during the last fiscal year. The Audit Committee, comprised of directors Neal Jansen and John Seramur, met four times during this period. The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company's financial statements and its financial reporting and disclosure practices, the soundness of its systems of internal financial and accounting controls, the independence and qualifications of its independent auditors, the performance of its internal and independent auditors and the Company's compliance with legal and regulatory requirements and the soundness of its ethical compliance programs. The Audit Committee has adopted a written charter. All members of the Audit Committee are independent, as independence is defined in Section 121(A) of the American Stock Exchange listing standards. The Compensation Committee, comprised of directors Michael Horn, Steven A. Rothstein and Joel D. Spungin, met three times during the year ended December 31, 2002. The Compensation Committee reviews and makes recommendations to the Board of Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees. The Nominating Committee, comprised of Mr. Rubin (Chairman) and Messrs. Feldman and Rubenstein, met one time. Mr. Rubenstein is a non-employee director and Messrs. Feldman and Rubin are employee directors. The Nominating Committee makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors, the qualifications of potential new directors and the formation of a slate of directors to stand for election at each Annual Meeting of Stockholders. The Nominating Committee will consider Board nominees recommended by stockholders who submit their recommendations to Clark L. Feldman, secretary of the Company, at the Company's principal executive offices, in writing prior to January 1 of each year.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company are not separately compensated for serving on the Board of Directors. In fiscal 2002, non-employee directors were paid a fee of $1,000 for each Board of Directors meeting attended, and $50 for each committee meeting attended in conjunction with each Board meeting, and $500 for each committee meeting attended separate from a Board meeting. During 2002, each non-employee director was granted an option to purchase 2,500 shares of Common Stock at an exercise price of $4.00 per share, the fair market value (as defined in the Company's 1996 Stock Option Plan for Non-employee Directors) on the date of grant. The non-employee director fees will be increased effective with the 2003 Annual Meeting of Stockholders. Non-employee directors will be paid $10,000 plus $1,000 for each Board of Directors meeting attended, $150 for each Compensation Committee meeting attended, and $150 for each Audit Committee meeting attended. The Chairman of the Compensation Committee and the Chairman of the Audit Committee will be paid an additional $100 for each respective meeting attended.

         The Company's 1996 Stock Option Plan for Non-Employee Directors provides for grants of stock options to non-employee directors of the Company. Under the Plan, as amended in 2001, each director receives options to purchase
(i) 5,000 shares of Common Stock on the first business day after the date of election or appointment to the Board at a purchase price equal to the fair market value (as defined in the plan) of the Common Stock on the date of grant and (ii) 5,000 shares of Common Stock as of the first business day of each fiscal year at a purchase price equal to the fair market value of the Common Stock on the date of grant. The maximum number of shares of Common Stock that may be issued to such persons upon the exercise of options granted under the Plan is 175,000.



         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ELECTION OF THE DIRECTOR NOMINEES SET FORTH HEREIN.

PROPOSAL NO. 2

            RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has selected BDO Seidman, LLP as independent certified public accountants for the Company for 2003. BDO Seidman, LLP has been engaged as the Company's independent auditors since January 1995. The ratification of the selection of independent certified public accountants is not required by the Company's bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice.

         If the appointment of BDO Seidman, LLP as independent auditors for 2003 is not approved by the stockholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2003 will stand unless the Board finds other good reason for making a change.

         Representatives of BDO Seidman, LLP are expected to attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF BDO SEIDMAN, LLP.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         Based solely upon the Company's review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that the following filings were late in fiscal year 2002: (i) Clifford K. Bolen, Senior Vice President and Chief Financial Officer of the Company, filed one late Form 4 in May 2002 reporting his acquisition of two separate options to purchase a total of 40,000 shares of Common Stock in December 2000 and December 2001; (ii) Steven Rothstein, a director of the Company, filed (a) one late Form 4 in May 2002 reporting his exercise of two separate options to purchase a total of 10,000 shares of Common Stock and his sale of 2,000 of such shares on the open market in March 2002 (which Form 4 was amended later in May 2002) and (b) one late Form 4 in May 2002 reporting his acquisition of three separate options to purchase a total of 7,500 shares of Common Stock in May 2000, February 2001 and May 2001; (iii) Joel D. Spungin, a director of the Company, filed one late Form 4 in May 2002 reporting his acquisition of three separate options to purchase a total of 7,500 shares of Common Stock in May 2000, February 2001 and May 2001; and (iv) Robert J. Budd, a director of the Company and President of Vita Specialty Foods, filed one late Form 3 in April 2004 to report that he had become a director and executive officer on November 6, 2002.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation awarded to the chief executive officer and each other executive officer of the Company serving at the end of fiscal year 2002 whose aggregate salary and bonus for services in all capacities rendered during the year ended December 31, 2002 exceeded $100,000 (the "NAMED EXECUTIVE OFFICERS").


SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                                Annual Compensation           Compensation(7)
                                       -----------------------------------   ----------------
                                                                                Securities
                                                                                Underlying             All Other
Name and Principal Position             Year         Salary       Bonus          Options            Compensation(8)
------------------------------------   ------      ----------   ----------   ----------------      ----------------
Stephen D. Rubin ...................     2002      $  246,151   $   45,717             15,000(3)   $          3,008
President and Director                   2001      $  240,030   $   48,006                 --      $          2,457
                                         2000      $  228,600   $   27,479                 --      $          2,512

Clark L. Feldman ...................     2002      $  246,151   $   45,717             15,000(3)   $          3,008
Executive Vice President,                2001      $  240,030   $   48,006                 --      $          2,612
Secretary and Director                   2000      $  228,600   $   27,479                 --      $          2,612

Clifford K. Bolen ..................     2002      $  149,519   $   27,352             20,000(4)   $          2,753
Senior Vice President and                2001      $  125,000   $   25,000             10,000(5)   $            912
Chief Financial Officer                  2000(1)   $   14,423   $    1,878             30,000(6)   $             71

Terry W. Hess ......................     2002      $  300,000   $       --                 --      $          4,957
Chief Executive Officer of               2001(2)   $  150,000   $       --                 --      $          3,177
Vita Specialty Foods and Director


(1)      Mr. Bolen began his employment with the Company on November 15, 2000.

(2) Mr. Hess's compensation under terms of his employment agreement with Virginia Honey became effective July 1, 2001.

(3) Such options, exercisable at $4.03 per share, vest in increments of 3,000 shares on each of December 11, 2003, 2004, 2005, 2006, and 2007.

(4) Such options, exercisable at $4.03 per share, vest in increments of 4,000 shares on each of December 11, 2003, 2004, 2005, 2006, and 2007.

(5) Such options, exercisable at $2.65 per share, vest in increments of 2,000 shares on each of December 5, 2002, 2003, 2004, 2005, and 2006.

(6) Such options, exercisable at $1.75 per share, vest in increments of 6,000 shares on each of December 14, 2001, 2002, 2003, 2004, and 2005.

(7) At December 31, 2002, the Named Executive Officers as a group, held 1,894,215 shares of restricted stock with a market value of $7,671,571.

(8) In 2002, All Other Compensation is comprised of $10,645 for Company 401(k) matching contributions and $3,081 of Company paid term life insurance premiums.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information on options granted to the Named Executive Officers in fiscal 2002.


                                                                                                 POTENTIAL REALIZED VALUE AT
                                         INDIVIDUAL GRANTS                                       ASSUMED ANNUAL RATES OF STOCK
                                                                                                PRICE APPRECIATION FOR OPTION
                                                                                                            TERM
---------------------------------------------------------------------------------------------   --------------------------------
                                                      PERCENT OF TOTAL
                           NUMBER OF SECURITIES      OPTIONS GRANTED TO
                            UNDERLYING OPTIONS       EMPLOYEES IN FISCAL     EXERCISE OR BASE   EXPIRATION
NAME                           GRANTED (#)                  YEAR               PRICE ($/SH)        DATE       5% ($)     10% ($)
------------------------   --------------------      --------------------    ----------------   ----------   --------   --------
Stephen D. Rubin .......                 15,000(1)                  10.80%   $           4.03   12/11/2012   $ 38,017   $ 96,342
Clark L. Feldman .......                 15,000(1)                  10.80%   $           4.03   12/11/2012   $ 38,017   $ 96,342
Clifford K. Bolen ......                 20,000(2)                  14.30%   $           4.03   12/11/2012   $ 50,689   $128,456

(1) Such options vest in increments of 3,000 shares on each of December 11, 2003, 2004, 2005, 2006 and 2007.

(2) Such options vest in increments of 4,000 shares on each of December 11, 2003, 2004, 2005, 2006 and 2007.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table provides information on option exercises in fiscal 2002 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 2002.

                                                         NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-THE-
                                                              UNEXERCISED OPTIONS AT                  MONEY OPTIONS AT
                                                              DECEMBER 31, 2002 (#)                 DECEMBER 31, 2002 ($)
                                                       -----------------------------------   -----------------------------------
                           SHARES
                         ACQUIRED ON       VALUE
NAME                     EXERCISE (#)   REALIZED ($)     EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
----------------------   ------------   ------------   ----------------   ----------------   ----------------   ----------------
Stephen D. Rubin .....             --             --                 --             15,000                 --   $            300
Clark L. Feldman .....             --             --                 --             15,000                 --   $            300
Clifford K. Bolen ....             --             --             14,000             46,000   $         30,400   $         53,000

EMPLOYMENT AGREEMENTS

         In March 2003, the Company extended the expiration dates of the employment agreements with both Mr. Stephen D. Rubin and Mr. Clark L. Feldman to June 30, 2004. On January 16, 1997, the Company entered into three-year employment agreements with both Stephen D. Rubin and Clark L. Feldman (the "EMPLOYMENT AGREEMENTS"). The terms of the Employment Agreements are identical except for the capacities in which Mr. Rubin and Mr. Feldman are employed. Under the Employment Agreements, the Company agrees to employ Mr. Rubin as its President and Mr. Feldman as its Executive Vice President, each at a salary of $215,000 per year (adjusted for cost of living increases and increased by $10,000 with the most recent Employment Agreement renewal) plus certain additional perquisites, not to exceed $30,000 per year, including, among other things, a car payment allowance, reimbursement of country club or health club membership dues and expenses, the right to designate a charitable contribution to be paid by the Company and a non-accountable business expense allowance. The Employment Agreements also provide that Mr. Rubin and Mr. Feldman may receive an annual bonus based on Company and individual performance as determined by the compensation program adopted by the Board of Directors and the Compensation Committee. The Employment Agreements provide for termination of Mr. Rubin or Mr. Feldman (i) for "cause" as defined in the Employment Agreements, (ii) upon Mr. Rubin's or Mr. Feldman's death or "total disability," as defined in the Employment Agreements, or (iii) if Mr. Rubin or Mr. Feldman terminates his employment because of a breach of the Employment Agreements by the Company. The Employment Agreements contain provisions that restrict Mr. Rubin's and Mr. Feldman's ability to compete with the Company or solicit its employees or customers for a specified period following the termination of their employment.

         On July 1, 2002, the Company entered into an employment agreement with Terry W. Hess (the "HESS EMPLOYMENT AGREEMENT"), in conjunction with the Company's acquisition of Virginia Honey, to serve as the Chief Executive Officer of Virginia Honey (Vita Specialty Foods as of November 2002). Under the Hess Employment Agreement, which extends until December 31, 2004, Mr. Hess receives a base salary of $300,000 per year with, at the sole discretion of the Board of Directors of Virginia Honey (Vita Specialty Foods as of November 2002), a maximum annual increase proportionate to the increase in the cost of living. The Hess Employment Agreement provides for termination of Mr. Hess for "cause" as defined in the Agreement and states liquidated damage amounts that would be payable by Mr. Hess in the event that his employment is terminated for "cause" or "voluntarily terminated" as defined in the Agreement. The Hess Employment Agreement contains provisions that restrict Mr. Hess' ability to compete with the Company or solicit its employees or customers for a specified period following the termination of his employment.

         On November 1, 2002, the Company entered into an employment agreement with Robert J. Budd (the "BUDD EMPLOYMENT AGREEMENT"), in conjunction with the Company's acquisition of Halifax, to serve as the President of Halifax (Vita Specialty Foods as of November 2002). The Budd Employment Agreement was amended in March 2003 to amend Mr. Budd's duties under the Agreement. Under the Budd Employment Agreement, which extends until December 31, 2007, Mr. Budd receives a base salary of $242,500 per year with 3% increases per year commencing on January 1, 2004. In addition, Mr. Budd's salary is subject to increase in the sole discretion of the Board of Directors of Halifax (Vita Specialty Foods as of November 2002). The Budd Employment Agreement provides for termination of Mr. Budd for "cause" as defined in the Agreement and states liquidated damage amounts that would be payable by Mr. Budd in the event that his employment is terminated for "cause" or "voluntarily terminated" as defined in the Agreement. The Budd Employment Agreement contains provisions that restrict Mr. Budd's ability to compete with the Company or solicit its employees or customers for a specified period following the termination of his employment.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors (the "COMMITTEE"), consisting of three nonemployee directors, approves all of the policies and programs pursuant to which compensation is paid or awarded to the Company's executive officers. In reviewing overall compensation, the Committee focuses on the Company's objectives to attract and retain the best possible executive talent, to motivate the executives to achieve the goals of the Company's business strategy and to link the interests of the executives and stockholders through equity based plans. The Committee does not utilize specific formulas or guidelines in reviewing and approving executive compensation.

         Elements of Executive Compensation Program. The key elements of the Company's executive compensation program consist of base salary, annual bonus and, for certain executives, stock options. In awarding or approving individual elements of compensation and overall compensation to executives, the Committee reviews performance factors relating to increases in the Company's earnings, increases in the size of the Company, the Company's overall performance within its industry and the executive's individual performance, including increases in responsibilities. In addition the Committee awards compensation, particularly long-term compensation, to provide strong incentives for superior future performance by the Company's executives.

         Base Salaries. Base salaries for Stephen D. Rubin, the Company's Chief Executive Officer, and Clark L. Feldman, the Company's Executive Vice President and Secretary, were determined in connection with the Company's initial public offering of Common Stock in 1996 in accordance with the recommendations of the underwriters. Base salaries for the Company's other executive officers are primarily determined by reference to similarly sized manufacturing companies and the experience and credentials of the particular officer. In order to attract and retain certain key executives, the Company has offered certain of its executive's long-term employment agreements, which provide for minimum base salaries. Annual salary adjustments for most executive officers are determined by reference to the cost of living.

         Annual Bonus. The Company's executive officers, as selected by the Committee, are eligible for an annual cash bonus based on corporate and individual performance.

         Stock Options. The 1996 Stock Option Plan (the "STOCK OPTION PLAN") provides for stock option awards for executive officers (and certain other individuals). The size of stock option awards is determined by the Committee based upon both overall performance of the Company and individual performance of the executive. The Committee believes that significant equity interests in the Company held by the Company's executive officers align the interest of the stockholders and such executive officers. Stock options provide executive officers with the opportunity to acquire equity interests in the Company and to participate in the creation of stockholder value as reflected in the growth of the price of the Common Stock. In 2002, the Committee granted options to purchase 139,500 shares of Common Stock to 23 executive officers and other employees of the Company pursuant to the Stock Option Plan.

         Committee's Actions for 2002. In determining the amount and form of executive compensation to be paid or awarded in 2002, the Committee considered both the Company's overall performance since the prior year and in its future objectives and challenges. The Committee also approved awards for annual bonuses to certain of the Company's executive officers. In addition, the Committee awarded certain key executive officers stock options as fully described in the Summary Compensation Table.

         In reviewing and awarding compensation to executive officers for 2002, the Committee considered the performance and other criteria discussed earlier in this report. In addition, the Committee took into account the following specific factors:

         (i) an increase of approximately 34% in net sales of the Company in 2002 over 2001;

         (ii) an increase of approximately 25% in net income of the Company in 2002 over 2001; and

         (iii)    the Company's acquisition of Halifax in November 2002.

The Committee will continue to consider these and other factors in reviewing and awarding compensation to the Company's executive officers.

         Chief Executive Officer Compensation. For 2002, the Committee compensated Mr. Rubin in accordance with his Employment Agreement, paying him $246,151 in base salary. In addition to his base salary, Mr. Rubin was awarded an annual bonus of $45,717 by the Committee, as more fully described in the Summary Compensation Table. In addition, the Committee, in December 2002, awarded Mr. Rubin options to purchase 15,000 shares of Common Stock.

         In reviewing Mr. Rubin's compensation, the Committee has recognized his substantial role in expanding the business of the Company and in attracting highly qualified executives to continue such expansion. Mr. Rubin has played a vital role in the Company's acquisitions of Virginia Honey and Halifax. Overall, the Committee believes that Mr. Rubin is an excellent representative of the Company to the public and that his exhaustive efforts on behalf of the Company will continue to enhance the expansion and the long-term value of the Company.

                             Compensation Committee
                                  Michael Horn
                               Steven A. Rothstein
                                 Joel D. Spungin


                                PERFORMANCE GRAPH

         The graph below compares the cumulative total return of the Company's Common Stock with the cumulative total return of the AMEX Market Index and the MG Industry Group 342 - Processed Packaged Goods Index for the annual periods from January 1, 1997 to December 31, 2002. The graph assumes $100 invested on January 1, 1997 in the Company's Common Stock and $100 invested at that time in each of the Indexes. The comparison assumes that all dividends are reinvested.



                    COMPARISON 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG VITA FOOD PRODUCTS, INC.,
                      AMEX MARKET INDEX AND MG GROUP INDEX


                     ASSUMES $100 INVESTED ON DEC. 31, 1997
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2002




                                       1997       1998       1999       2000       2001       2002
                                     --------   --------   --------   --------   --------   --------
    VITA FOOD PRODUCTS, INC ......     100.00      70.00     150.00      95.04     320.00     324.00
         MG GROUP INDEX ..........     100.00      94.56      75.41     107.41     125.43     118.51
       AMEX MARKET INDEX .........     100.00      98.64     122.98     121.47     115.87     111.25

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to the initial purchase of the Company from Dean Foods in 1982, the Company borrowed money at an interest rate of 10% per annum from certain officers, directors and Company stockholders, evidenced by ten-year unsecured promissory notes entered into in March 1982 (the "ORIGINAL NOTES"). The Original Notes were paid in full by the Company in February 2002. The Original Notes issued to current officers, directors and principal stockholders of the Company were in the following original principal amounts: (i) Stephen D. Rubin - $98,591; (ii) Clark L. Feldman - $49,483; (iii) Sam Gorenstein - $20,894; (iv) David Gorenstein - $20,894; and (v) James Rubin - $24,741.

         Mr. Jeffrey C. Rubenstein, a director of the Company, is a senior principal with the law firm of Much Shelist Freed Denenberg Ament & Rubenstein P.C. which is the Company's general counsel.

         Except as described above, the Company is not a party to any other material transactions of the type required to be described herein.

                             AUDIT COMMITTEE REPORT

         The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

         In this context, the Audit Committee of the Board of Directors has:

         o Reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2002;

         o Discussed with BDO Seidman, the Company's independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

         o Received and reviewed the written disclosures and the letter from BDO Seidman required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board; and

         o        Discussed with BDO Seidman its independence.

         In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                                   Neal Jansen
                              Jeffrey C. Rubenstein
                                  John Seramur

         Audit Fees. The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year were $119,776.

         All Other Fees. The aggregate fees billed for services rendered by BDO Seidman, other than services covered under "Audit Fees", for the fiscal year ended December 31, 2002 were $12,789.

         The Audit Committee believes that the provision of the services covered under "All Other Fees" above is compatible with maintaining the independence of BDO Seidman.

                                  ANNUAL REPORT

         A copy of the Company's Annual Report to Stockholders accompanies this Proxy Statement.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals submitted for evaluation, as to inclusion in the proxy materials for the Company's 2004 annual meeting of stockholders, must be received by the Company not later than December 26, 2003, at the Company's principal executive offices at 2222 West Lake Street, Chicago, Illinois 60612. With respect to the Meeting, proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend when a stockholder raises any proposal which is not included in these proxy materials for consideration at the Meeting if the Company did not receive proper notice of such proposal at its principal executive offices by February 25, 2003. Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend at the Company's annual meeting of stockholders to be held in 2004 if a stockholder raises any proposal which is not included in the proxy materials for such meeting and the Company does not receive proper notice of such proposal at its principal executive offices by March 10, 2004.

                                  OTHER MATTERS

         Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

                                         For the Board of Directors,



                                         Stephen D. Rubin
                                         Chairman of the Board


Chicago, Illinois
April 24, 2003

                            VITA FOOD PRODUCTS, INC.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                   ANNUAL MEETING TO BE HELD ON MAY 14, 2003

      The undersigned hereby constitutes and appoints Stephen D. Rubin and Clark
L. Feldman, and each of them, with full power to act with or without the other and with full power of substitution, his or her true and lawful agents and proxies to represent the undersigned at the Annual Meeting of Shareholders of Vita Food Products, Inc. (the "Company") to be held on May 14, 2003, at 9:00 A.M., and at any adjournments or postponements thereof, to vote all shares of the undersigned at such meeting as specified herein and, in their best judgment, on any other business that may properly come before such meeting. The undersigned acknowledges receipt of the Proxy Statement related to such Meeting.

      YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND IN FAVOR OF THE RATIFICATION OF BDO SEIDMAN, LLP AS THE COMPANY'S AUDITOR FOR THE FISCAL YEAR 2003.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                           14475

                        ANNUAL MEETING OF SHAREHOLDERS OF

                            VITA FOOD PRODUCTS, INC.

                                  MAY 14, 2003





                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.


             \/ Please detach and mail in the envelope provided. \/


-----------------------------------------------------------------------------------------------------------------------------------
                    THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

    PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /x/
-----------------------------------------------------------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS.                                                                                FOR   AGAINST   ABSTAIN
                                                               2.   To ratify the selection of BDO       / /     / /       / /
                           NOMINEES                                 Seidman, LLP as independent public
/ / FOR ALL NOMINEES       O    Stephen D. Rubin                    accountants of the Company for the
                           O    Clark L. Feldman                    year ending December 31, 2003.
/ / WITHHOLD AUTHORITY     O    Jeffrey C. Rubenstein
    FOR ALL NOMINEES       O    Neal Jansen                    *NOTE* IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON
                           O    Michael Horn                   SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY
/ / FOR ALL EXCEPT         O    Steven A. Rothstein            ADJOURNMENT THEREOF.
    (See instructions      O    John C. Seramur
    below)                 O    Terry W. Hess                  PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE
                           O    Robert J. Budd                 ENCLOSED ENVELOPE.
                           O    Paul R. Lederer

INSTRUCTION: To withhold authority to vote for any
individual nominee(s), mark "FOR ALL EXCEPT" and
fill in the circle next to each nominee you wish to
withhold, as shown here: /X/
-------------------------------------------------------



-------------------------------------------------------
To change the address on your account, please check the
box at right and indicate your new address in the address
space above. Please note that changes to the registered
name(s) on the account may not be submitted via this  / /
method.
-------------------------------------------------------


Signature of Shareholder                         Date:            Signature of Shareholder                         Date:
                         -----------------------      ----------                          ------------------------       ----------

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.